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                                                                    Exhibit 99.5

                           Harken Energy Corporation

                             Shares of Common Stock

                           Offered Pursuant to Rights

                        Distributed to Security Holders

                          of Harken Energy Corporation

_________________, 2002

To Our Clients:

         Enclosed for your consideration are a prospectus, dated ________________, 2002 (the "Prospectus"), and the "Instructions as to Use of Harken Energy Corporation Rights Certificates" relating to the offering (the "Rights Offering") by Harken Energy Corporation (the "Company") of shares of its Common Stock (as defined below) pursuant to non-transferable subscription rights (the "Rights") distributed to all holders of record of shares of its common stock, par value $0.01 per share (the "Common Stock"), and shares of its Series G1 preferred stock and shares of its Series G2 preferred stock (collectively, the "Preferred Stock") at the close of business on ______________, 2002 (the "Record Date"). The Rights are described in the Company's prospectus dated _______________, 2002 (the "Prospectus").

         In the Rights Offering, the Company is offering an aggregate of 95,238,096 shares of its Common Stock (the "Underlying Shares"), as described in the Prospectus.

         The Rights will expire, if not exercised, at 5:00 p.m., New York City time, on ______________, 2002, unless extended in the sole discretion of the Company (as it may be extended, the "Expiration Date").

         As described in the Prospectus, you will receive one Right for each share of Common Stock owned (or in the case of Preferred Stock, one Right for each share of Common Stock issuable upon conversion) of record as of the close of business on the Record Date.

         Each subscription right will entitle you to purchase the number of shares of Common Stock equal to $10 million, divided by the Subscription Price, divided by ______________, the number of shares of common stock outstanding plus the number of shares of common stock issuable upon conversion of the Series G1 preferred stock, and Series G2 preferred stock, on the Record Date (the "Subscription Right"). The Subscription Price for the subscription rights will equal 70% of the current market price of the common stock. The Company will determine the current market price of the common stock by averaging the closing price of the common stock on the American Stock Exchange for the five (5) trading days immediately preceding the commencement of the offering, except the current market price will be no greater than $0.50 per share or less than $0.15 per share.

         Lyford Investments Enterprises Ltd., a creditor of the Company, has agreed to act as a standby underwriter in the offering and will purchase any and all shares not subscribed for by other stockholders.

         The Rights will be evidenced by non-transferable Rights certificates and will cease to have any

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value at the close of business on the Expiration Date.

         The materials enclosed are being forwarded to you as the beneficial owner of Common Stock carried by us in your account but not registered in your name. Exercises and sales of rights may be made only by us as the record owner and pursuant to your instructions. Accordingly, we request instructions as to whether you wish us to elect to subscribe for any shares of Common Stock to which you are entitled pursuant to the terms and subject to the conditions set forth in the enclosed Prospectus. However, we urge you to read the document carefully before instructing us to exercise your Rights.

         Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise Rights on your behalf in accordance with the provisions of the Rights Offering. The Rights Offering will expire at 5:00 p.m., New York City time, on the Expiration Date. Once you have exercised the Subscription Right, such exercise may not be revoked.

         If you wish to have us, on your behalf, exercise the Rights for any shares of Common Stock to which you are entitled, please so instruct us by completing, executing and returning to us the instruction form on the reverse side of this letter.

             Any questions or requests for assistance concerning the
              Rights Offering should be directed to American Stock
                            Transfer & Trust Company,
                   the Subscription Agent, at (718) 921-8237.

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                         Beneficial Owner Election Form

                                  Instructions

         The undersigned acknowledge(s) receipt of your letter and the enclosed materials referred to therein relating to the offering of shares of common stock (the "Common Stock") of Harken Energy Corporation (the "Company").

         This will instruct you whether to exercise Rights to purchase shares of the Company's Common Stock distributed with respect to the shares of the Company's Common Stock held by you for the account of the undersigned, pursuant to the terms and subject to the conditions set forth in the Prospectus and the related "Instructions as to Use of Harken Energy Corporations Rights Certificates."

         Box 1. [_]  Please DO NOT EXERCISE RIGHTS for shares of Common Stock.

         Box 2. [_] Please EXERCISE RIGHTS for shares of Common Stock as set forth below.

                             Number of     Subscription
                              Rights           Price       Payment
                           -------------  -------------  -----------
Subscription Right                      x              =


         Box 3. [_]  Payment in the following amount is enclosed
                     $_________________. (This amount must equal the amount set forth under "Payment" above).

         Box 4. [_]  Please deduct payment from the following account maintained by you as follows:

_________________________               ________________________________________
     Type of Account                                  Account No.

                                        $_______________________________________
                                        ________________________________________
                                        ________________________________________
                                        Signature(s)

                                        Please type or print name(s) below:
                                        ________________________________________
                                        ________________________________________


Date:  _____________________, 2002

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